Pioneer Announces First Quarter 2013 Results

Revenues rise 11% to $22.6 million, EPS increases to $0.18 for the quarter

Fort Lee, NJ, May 15, 2013 / PRNewswire / – Pioneer Power Solutions, Inc. (OTCBB: PPSI) (“Pioneer” or the “Company”), a manufacturer of specialty electrical transmission and distribution equipment for applications in the utility, industrial and commercial markets, announced its results for the first quarter ended March 31, 2013.

Highlights

▪	Revenue of $22.6 million, up 11.0% from $20.3 million in Q1 2012
▪	Gross margin of 22.5% of revenue, compared to 22.6% for the same period in the prior year
▪	Adjusted EBITDA of $1.9 million, compared to $1.9 million in Q1 2012
▪	Non-GAAP diluted EPS from continuing operations of $0.18, up from $0.16 in the comparable prior year period

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, "We met our internal targets for revenue during the quarter, including our goal of double-digit organic sales growth. More importantly, we met our profit goal while investing in significant additional engineering and marketing personnel.”

Regarding Pioneer’s new Critical Power business, Mr. Mazurek commented “We established this business through an acquisition in March, initially to provide paralleling switchgear and engine generator controls, as well as to draw incremental sales from our existing product lines. We intend to focus much of our investment and acquisition efforts on this division in the near term, seeking to take advantage of the growing market for equipment used to ensure reliable backup power at critical locations such as data centers and hospitals.”

Results for the Three Months Ended March 31, 2013

Revenue

For the three months ended March 31, 2013, our consolidated revenue increased by $2.2 million, or 11.0%, to $22.5 million, up from $20.3 million during the three months ended March 31, 2012. The increase in our revenue was derived from several large orders, particularly for projects in the utility and oil and gas sectors, which led to a 29% increase in our sales of liquid-filled transformers. Sales of our dry-type transformers, which represented 48% of our consolidated revenue during the three months ended March 31, 2013, declined by $0.4 million, or 3.7%, as compared to the three months ended March 31, 2012. The decrease in dry-type transformer sales reflects one large, non-recurring order which shipped during the first quarter of 2012. Our newest business, which commenced in early March 2013, Pioneer Critical Power Inc., focuses on large, long-lead time projects and did not contribute in a material amount to our revenue during the quarter.

Operating Income and Adjusted EBITDA

Operating income for the three months ended March 31, 2013 was approximately $1.5 million, up from $1.4 million during the three months ended March 31, 2012. The increase in operating income resulted from higher sales, a stable gross profit margin and selling, general and administrative expense that increased at a slower rate than our revenue. As a percentage of our consolidated revenue, selling, general and administrative expense decreased slightly to 15.6% during the three months ended March 31, 2013, as compared to 16.0% during the first quarter of 2012.

Approximately $0.4 million of the Company’s operating expense during the three months ended March 31, 2013 and 2012 consisted of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, the Company’s Adjusted EBITDA for the three months ended March 31, 2013 and 2012 was approximately $1.9 million. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Earnings from Continuing Operations and Per Diluted Share

We generated net earnings from continuing operations of $0.9 million for the three months ended March 31, 2013, as compared to $0.8 million during the three months ended March 31, 2012. Earnings from continuing operations per basic and diluted share was $0.15 for the three months ended March 31, 2013, as compared to $0.14 for the three months ended March 31, 2012. Our earnings from continuing operations benefitted from a stable operating margin on increased sales for the reasons described above, together with reduced borrowing costs under one of our credit agreements and an effective income tax rate that was 3.5% lower due to an operating tax loss recognized by our U.S. operations. These improvements, as compared to the three months ended March 31, 2012, were partially offset by foreign exchange losses and increased non-operating expense due to an acquisition.

On a non-GAAP basis, excluding special items, Pioneer reported earnings from continuing operations of approximately $1.1 million in the three months ended March 31, 2013, or $0.18 per diluted share, up from $0.16 per diluted share, or $0.9 million for the three months ended March 31, 2012. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a manufacturer of specialty transmission and distribution equipment and provides through its four operating subsidiaries, Pioneer Transformers Ltd., Jefferson Electric, Inc., Bemag Transformer Inc. and Pioneer Critical Power Inc., a broad range of custom-engineered and general purpose solutions for electrical applications in the utility, industrial and commercial markets. The Company is headquartered in Fort Lee, New Jersey and operates from seven additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

For more information regarding Pioneer's financial performance during the first quarter ended March 31, 2013, please refer to the Form 10-Q filed with the Securities and Exchange Commission on May 15, 2013.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to expand its business through strategic acquisitions, (ii) the Company’s ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company’s competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company’s dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company’s results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company’s Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company’s revenues, (vii) the Company’s ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (x) restrictive loan covenants or the Company’s ability to repay or refinance debt under its credit facilities that could limit the Company’s future financing options and liquidity position and may limit the Company’s ability to grow its business, (xi) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company’s markets and the Company’s ability to access capital markets, (xiii) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company’s profitability, (xiv) the fact that the Company’s Chairman controls a majority of the Company’s combined voting power, and may have, or may develop in the future, interests that may diverge from yours and (xv) the fact that future sales of large blocks of the Company’s common stock may adversely impact the Company’s stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed with the SEC on April 1, 2013. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Howard Gostfrand

American Capital Ventures

305.918.7000

info@amcapventures.com

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues	$22,551	$20,317
Cost of goods sold	17,470	15,727
Gross profit	5,081	4,590
Operating expenses
Selling, general and administrative	3,521	3,242
Foreign exchange (gain) loss	61	(72)
Total operating expenses	3,582	3,170
Operating income	1,499	1,420
Interest expense	185	213
Other expense	93	29
Earnings from continuing operations before income taxes	1,221	1,178
Provision for income taxes	308	339
Earnings from continuing operations	913	839
Loss from discontinued operations, net of income taxes	-	(83)
Net earnings	$913	$756

Earnings from continuing operations per common share:
Basic	$0.15	$0.14
Diluted	$0.15	$0.14

Earnings per common share:
Basic	$0.15	$0.13
Diluted	$0.15	$0.13

Weighted average number of common shares outstanding:
Basic	5,907	5,907
Diluted	5,919	5,907

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$196	$467
Accounts receivable	11,904	10,579
Inventories	14,887	14,912
Income taxes receivable	68	69
Deferred income taxes	820	563
Prepaid expenses and other current assets	1,438	885
Current assets of discontinued operations	-	47
Total current assets	29,312	27,522
Property, plant and equipment	11,679	10,937
Noncurrent deferred income taxes	654	700
Other assets	795	798
Intangible assets	5,231	5,329
Goodwill	7,931	6,892
Total assets	$55,603	$52,178

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank overdrafts	$1,150	$-
Accounts payable and accrued liabilities	12,382	12,044
Current maturities of long-term debt and capital lease obligations	9,756	7,335
Income taxes payable	619	1,135
Current liabilities of discontinued operations	-	125
Total current liabilities	23,907	20,639
Long-term debt, net of current maturities	9,173	9,795
Pension deficit	749	837
Noncurrent deferred income taxes	2,950	2,992
Total liabilities	36,779	34,263

Shareholders' equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 5,907,255 shares issued and outstanding	6	6
Additional paid-in capital	8,143	8,065
Accumulated other comprehensive income (loss)	(1,018)	(936)
Retained earnings	11,693	10,780
Total shareholders' equity	18,824	17,915
Total liabilities and shareholders' equity	$55,603	$52,178

PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Reconciliation to Non-GAAP Net Earnings and Diluted EPS:
Earnings per share from continuing operations (GAAP measure)	$0.15	$0.14
Earnings from continuing operations (GAAP measure)	$913	$839
Amortization of acquisition intangibles	71	71
Stock-based compensation expense	67	65
Non-recurring acquisition and reorganization costs	93	29
Tax effects	(56)	(61)
Non-GAAP net earnings	$1,088	$943
Non-GAAP net earnings per diluted share	$0.18	$0.16
Weighted average diluted shares outstanding	5,919	5,907

Reconciliation to Adjusted EBITDA:
Earnings from continuing operations (GAAP measure)	$913	$839
Interest expense	185	213
Provision for income taxes	308	339
Depreciation and amortization	359	369
Non-recurring acquisition and reorganization costs	93	29
EBITDA	1,858	1,789
Stock-based compensation expense	67	65
Adjusted EBITDA (Non-GAAP measure)	$1,925	$1,854

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

Amounts may not foot due to rounding.

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